Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 25, 2024, relating to the financial statements of Lowe’s Companies, Inc. and the effectiveness of Lowe’s Companies, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Lowe’s Companies Inc. for the year ended February 2, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina
July 19, 2024